Exhibit 99.2
October 19, 2006
Seneca Energy Canada, Inc.
550 6th Avenue SW
Suite 1000
Calgary, Alberta T2P OS2

Attention:	Mr. Jeff Campbell
Vice President

		Re:	Oil, Condensate and Natural Gas Reserves, Seneca Energy Canada, Inc.
As of September 30, 2006
Gentlemen:
At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, condensate and natural gas reserves on leaseholds in which Seneca Energy Canada, Inc. has certain interests. This report presents a summary of the Proved Developed (producing and non-producing) and Proved Undeveloped reserves anticipated to be produced from Seneca Energy Canada’s interest.
The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of September 30, 2006, utilizing a scenario of non escalated product prices as well as non escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.
Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.
1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924

RALPH E. DAVIS
ASSOCIATES, INC.

Seneca Energy Canada, Inc.	October 19, 2006
Oil Condensate and Natural Gas Reserves	Page 2
Mr. Jeff Campbell
The summarized results of the reserve audit are as follows:
Estimated Proved Reserves
Net to Seneca Energy Canada, Inc.
As of September 30, 2006

	Proved Developed
	Producing	Non Producing	Undeveloped	Total Proved
TOTAL COMPANY
Oil: MBbls	1,318.3	145.9	0.0	1,464.2
NGL/Condensate: MBbls	125.1	42.6	0.0	167.7
Gas: MMcf	27,807.9	5,726.4	0.0	33,534.3
DISCUSSION:
The scope of this study was to audit the proved reserves attributable to the interests of Seneca Energy Canada, Inc. Reserve estimates were prepared by Seneca Energy Canada using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.
Ralph E. Davis Associates, Inc. has audited the reserve estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of Seneca Energy Canada’s producing areas all current year additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by Seneca Energy Canada. It is our opinion that the reserves presented herein meet all the criteria of Proved Reserves.

RALPH E. DAVIS
ASSOCIATES, INC.

Seneca Energy Canada, Inc.	October 19, 2006
Oil Condensate and Natural Gas Reserves	Page 3
Mr. Jeff Campbell
Neither Ralph E. Davis Associates, Inc. nor any of its employees have any significant interest in Seneca Energy Canada, Inc. or Seneca Resources Corporation or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves.
We appreciate the opportunity to be of service to you in this matter, and will be glad to address any questions or inquiries you may have.

Very truly yours, RALPH E. DAVIS ASSOCIATES, INC.
/s/ Allen C. Barron
Allen C. Barron, P. E.
President